Exhibit 3.2

Number	11827803/1 599588	DUPLICATE FOR THE FILE 1946831

Certificate of Incorporation

on change of name

I hereby certify that

HYACINTHO 2 PUBLIC LIMITED COMPANY

having, by a Special Resolution of the Company,

and with the approval of the Registrar of Companies,

changed its name, is now incorporated as a

Public Limited Company

under the name

NABRIVA THERAPEUTICS PUBLIC LIMITED COMPANY

and I have entered such name on the Register accordingly.

Given under my hand at Dublin, this

Monday, the 10th day of April, 2017

for Registrar of Companies.

Certificate handed to/posted to*:	A&L Goodbody 25-28 North Wall Quay Ifsc Dublin I

Signed:	Date:	10/4/2017

*Delete as appropriate